ENERGY TRANSFER EQUITY ANNOUNCES
PRICING OF $700 MILLION OF 5.875% SENIOR NOTES DUE 2024

Dallas, Texas - May 22, 2014 - Energy Transfer Equity, L.P. (NYSE: ETE) today announced that it has priced its previously announced tack-on offering of an additional $700 million aggregate principal amount of its 5.875% senior notes due 2024 (the “new notes”) in a private placement. The new notes were priced at 102%, plus accrued interest from December 2, 2013. The new notes will be issued under the indenture pursuant to which ETE previously issued $450 million aggregate principal amount of 5.875% Senior Notes due 2024, all of which remains outstanding. The new notes and the previously issued notes will be treated as a single series under the indenture; however, until the new notes have been exchanged for registered notes, the new notes will not have the same CUSIP number as and will not trade interchangeably with the previously issued notes. The new notes are expected to settle on May 28, 2014, subject to customary closing conditions.

ETE intends to use the net proceeds from the sale of the new notes to repay amounts outstanding under its revolving credit facility, and remaining net proceeds will be used for general partnership purposes.
The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
The new notes will be offered in a private offering exempt from the registration requirements of the Securities Act. The new notes will be offered inside the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.
This press release is neither an offer to sell nor a solicitation of an offer to buy the new notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the new notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff, 214-981-0700

Or

Media Relations:
Granado Communications Group
Vicki Granado, 214-599-8785
214-498-9272 (cell)